UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities and

Exchange Act of 1934 (Amendment No. )

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Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

LCNB CORP.

..................................................................

(Name of Registrant as Specified In Its Charter)

N/A

..................................................................

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials.

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LCNB CORP.

P.O. Box 59

Lebanon, Ohio 45036

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE: April 27, 2026

TIME: 10:00 AM EDT

ACCESS: The Annual Meeting of Shareholders can be accessed virtually at www.virtualshareholdermeeting.com/LCNB2026

TO THE SHAREHOLDERS OF LCNB CORP.:

You are cordially invited to attend the annual meeting of the shareholders of LCNB Corp. to be held on April 27, 2026 at 10:00 AM EDT. The meeting will be held virtually via the Internet. The meeting will be held for the purpose of considering and acting on the following:

1.	Electing Class III directors to serve until the 2029 annual meeting.

2.	Adopting an advisory, non-binding “say-on-pay” resolution to approve the compensation of our named executive officers.

3.	Ratifying the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for LCNB Corp.

4.	Transacting such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 2, 2026 will be entitled to vote at the meeting.

By Order of the Board of Directors

/s/ Eric J. Meilstrup
Eric J. Meilstrup
Chief Executive Officer

March 12, 2026

IMPORTANT

A proxy statement and proxy are submitted herewith. As a shareholder, you are urged to complete and mail the proxy promptly whether or not you plan to attend the virtual annual meeting in person. Shareholders who attend the annual meeting by following the instructions to join the virtual meeting described on page 42 will be considered to be attending the annual meeting “in person”. Alternatively, refer to the instructions on the proxy card for details about transmitting your voting instructions electronically via the Internet or by telephone. The proxy is revocable at any time prior to the exercise thereof by written notice to the company, and shareholders who attend the annual meeting may withdraw their proxies and vote their shares via the Internet if they so desire.

PROXY STATEMENT

LCNB CORP.

P.O. Box 59

Lebanon, Ohio 45036

ANNUAL MEETING OF SHAREHOLDERS

April 27, 2026

INTRODUCTION

The enclosed proxy is solicited by the Board of Directors of LCNB Corp. (also referred to as “LCNB” or the “Company”), in connection with the annual meeting of shareholders to be held on April 27, 2026 at 10:00 AM EDT, or at any adjournments thereof. We have determined that the Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. If you plan to attend the virtual meeting, please see “Information about the 2026 Virtual Annual Meeting” on page 42. Shareholders will be able to attend, vote and submit questions (both before, and for a portion of, the meeting) from any location via the Internet.

The meeting has been called for the following purposes:

Proposal Number	Description	Board Recommendation
1	Election of Directors: To elect four Class III directors to serve until the 2029 meeting of shareholders and until their successors are duly elected and qualified.	FOR ALL the Company’s nominees
2	Advisory Vote on the Compensation of our Named Executive Officers: To approve, on an advisory basis, a resolution regarding the compensation of our named executive officers.	FOR
3	Ratification of Appointment of Independent Registered Public Accounting firm: To ratify the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for the Company	FOR

In addition, the meeting will include transacting such other business as may properly come before the meeting or any adjournment thereof.

This Proxy Statement and the accompanying notice of meeting are being mailed to shareholders on or around March 18, 2026.

REVOCATION OF PROXIES, DISCRETIONARY

AUTHORITY AND CUMULATIVE VOTING

LCNB common shares can be voted at the annual meeting only if the shareholder is represented by proxy or is present in person at the virtual annual meeting. Shareholders who attend the annual meeting by following the instructions to join the virtual meeting described on page 42 will be considered to be attending the annual meeting “in person.” Shareholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the meeting and all adjournments thereof. Proxies may be revoked by: (i) written notice to the Secretary of LCNB (addressed to LCNB Corp., P.O. Box 59, Lebanon, Ohio 45036, Attention: Secretary); (ii) by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the meeting; or (iii) in open meeting at any time before it is voted.

Proxies solicited by the Board of Directors of LCNB (the “Board”) will be voted in accordance with the directions given therein. Where no instructions are indicated, properly executed proxies will be voted in line with the Board Recommendations explained in the Introduction on page 3. The proxy confers discretionary authority on the persons named therein to vote with respect to (i) the election of any person as a director where the nominee is unavailable or unable to serve, (ii) matters incident to the conduct of the meeting and (iii) any other business that may properly come before the meeting or any adjournments thereof. At this time, it is not known whether there will be cumulative voting for the election of directors at the meeting. If any shareholder demands cumulative voting for the election of directors at the meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively, and in their sole discretion, to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld, as detailed in the section captioned “VOTING SECURITIES” below.

PERSONS MAKING THE SOLICITATION

The enclosed proxy is being solicited by LCNB, and the cost of soliciting proxies will be borne by LCNB. Original solicitation of proxies may be supplemented, as necessary, by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or staff members. Other than the persons described in this Proxy Statement, no general class of employee of LCNB or the Bank will be employed to solicit shareholders in connection with this proxy solicitation. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation, as necessary. No additional compensation will be paid to our directors, officers or staff members for such services.

VOTING SECURITIES

Each LCNB common share (collectively, the “Common Shares”) outstanding on March 2, 2026, the record date of the meeting, is entitled to one vote on all matters coming before the meeting. As of March 2, 2026, LCNB had 14,194,170 Common Shares issued and outstanding. Only shareholders of record on the books of the Company on March 2, 2026 will be entitled to vote at the meeting either in person or by proxy. The presence at the meeting of at least a majority of the Common Shares, in person or by proxy, will be required to constitute a quorum at the meeting. Virtual attendance at the annual meeting constitutes presence “in person” for purposes of quorum at the meeting.

Shareholders of LCNB have cumulative voting rights in connection with the election of directors if notice is given to the CEO, president, an executive vice-president or the secretary of LCNB, not less than 48 hours before the time fixed for holding the meeting, that any shareholder desires that the voting be cumulative. Cumulative voting rights enable a shareholder to cumulate his or her voting power to give one candidate as many votes as the number of directors to be elected multiplied by the number of Common Shares owned by that person, or to distribute his votes on the same principle among two or more candidates as the shareholder sees fit. If any shareholder demands cumulative voting for the election of directors at the meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively, and in their sole discretion, to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld.

Each director nominee will be elected by a plurality of the votes cast by the shares entitled to vote at the annual meeting. Each of the other proposals will be approved by a majority of the votes cast with respect to such proposal.

Please note that the election of directors and the say-on-pay proposal are each considered “non-routine matters” under applicable stock exchange rules. Consequently, if your shares are held by a broker or other nominee, it cannot vote your shares on these matters unless it receives voting instructions from you. In addition, please note that because the say-on-pay proposal is an advisory vote, it will not be binding upon the Board of Directors or the Compensation Committee.

Abstentions, withheld votes and broker non-votes, if any, will not be counted as votes cast, but will count for purposes of determining whether a quorum is present. If a quorum is present, (i) withheld votes and broker non-votes will not affect the election of any director nominee, and (ii) abstentions and broker non-votes will not affect the approval of the say-on-pay proposal or the auditor ratification proposal.

The voting results will also be disclosed on a Form 8-K that the Company will file with the SEC within four business days after the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 2, 2026, information concerning the beneficial ownership of Common Shares by the only persons known by LCNB to be the beneficial owners of more than 5% of LCNB’s Common Shares:

Name and address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Common Shares
BlackRock, Inc.	757,188(1)	5.3%

(1) Includes entities related to reporting entity. Based upon a schedule 13G filed with the SEC on November 8, 2024. The address for the reporting entity is 50 Hudson Yards, New York, NY 10001.

The following table sets forth, as of March 2, 2026 (except as otherwise noted), the ownership of Common Shares by management of LCNB, including (i) the Common Shares beneficially owned by each director, nominee for director and executive officers of LCNB and (ii) the Common Shares beneficially owned by all executive officers and directors as a group.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned(1)	Percent of Common Shares Outstanding

Robert C. Haines II President	25,728	0.18%
Eric J. Meilstrup Chief Executive Officer and Director	53,078	0.37%
Spencer S. Cropper(2) Chairman of the Board	35,761	0.25%
Steve P. Foster Director	47,187	0.33%
Stephen P. Wilson Director	67,415	0.47%
Mary E. Bradford Director	9,622	0.07%
William G. Huddle(3) Director	167,852	1.18%
Craig M. Johnson(4) Director	13,622	0.10%
Michael J. Johrendt Director	154,623	1.09%
William H. Kaufman(5) Director	85,682	0.60%
Anne E. Krehbiel Director, Secretary	12,122	0.09%
Takeitha W. Lawson Director	4,818	0.03%
Patricia Walter(6) Executive Vice President, Chief Risk Officer	43,077	0.30%
Jeff D. Meeker Executive Vice President, Chief Lending Officer	9,545	0.07%
Michael R. Miller Executive Vice President, Trust Officer	19,474	0.14%
Bradley A. Ruppert Executive Vice President, Chief Investment Officer	19,608	0.14%
Lawrence P. Mulligan Jr. Executive Vice President, Chief Operating Officer	31,568	0.22%
Andrew Wallace Executive Vice President, Chief Financial Officer	4,689	0.03%
All directors and officers as a group (18 persons)	805,471	5.67%

(1)

The Securities and Exchange Commission has defined “beneficial owner” of a security to include any person who has or shares voting power or investment power with respect to any such security or who has the right to acquire beneficial ownership of any such security within 60 days. The number of shares listed for each person includes shares held in the name of spouses, minor children, certain relatives, trusts or estates whose share ownership under the beneficial ownership rules of the Securities and Exchange Commission is to be aggregated with that of the director or officer whose share ownership is shown.

(2)	Does not include 105,126 shares held in a Family Limited Partnership in which Mr. Cropper owns 50% interest. Includes 3,000 shares held by Mr. Cropper’s spouse.
(3)	Includes 15,530 shares held by Mr. Huddle’s spouse.
(4)	Includes 7,000 shares held by Mr. Johnson’s spouse.
(5)	Includes 33,200 shares held in trust and 13,040 shares owned by Mr. Kaufman’s spouse.
(6)	Includes 15,273 shares held by Ms. Walter’s spouse.

ITEMS OF BUSINESS TO BE VOTED ON BY SHAREHOLDERS

PROPOSAL 1. ELECTION OF DIRECTORS

LCNB’s Code of Regulations (i.e. bylaws) provide that its business shall be managed by a Board of Directors of not less than five nor more than fifteen persons. LCNB’s Amended Articles of Incorporation divide such directors into three classes as nearly equal in number as possible and set their terms at three years. The Board of Directors currently has eleven members, with Class I having three members, Class II having four members, and Class III having four members.

Assuming that at least a majority of the issued and outstanding Common Shares are present at the meeting so that a quorum exists, the nominees for Class III directors receiving the most votes will be elected as directors.

The Board of Directors has nominated:

William H. Kaufman

Mary E. Bradford

William (“Rhett”) G. Huddle

Craig M. Johnson

The nominees have been nominated to serve as Class III directors until the 2029 annual meeting of shareholders and until their respective successors are elected and qualified. Each of the nominees are incumbent directors whose present terms will expire at the 2026 annual meeting.

Please see the narrative under the heading “Director and Nominee Qualifications” beginning on page 12 of this Proxy Statement for additional discussion of the qualifications of each director nominee and continuing director.

It is intended that Common Shares represented by the accompanying form of proxy will be voted FOR the election of the nominees, unless contrary instructions are indicated as provided on the proxy card. If you do not wish your shares to be voted for particular nominees, please so indicate on the proxy card. If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a director, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board of Directors. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve. At this time, it is not known whether there will be cumulative voting for the election of directors at the meeting. If any shareholder properly demands cumulative voting for the election of directors at the meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively and in their sole discretion to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld.

The following table sets forth information concerning the nominees for the Class III directors of LCNB.

Name	Age	Principal Occupation	Positions Held with LCNB	Director of LCNB or Bank Since	Term To Expire
William H. Kaufman	82	Attorney at Law, Kaufman & Florence	Director	1982	2026
Mary E. Bradford	70	Former IT Executive, GE Aviation	Director	2018	2026
William (“Rhett”) G. Huddle	70	Former CEO of Columbus First Bank	Director	2018	2026
Craig M. Johnson	70	Certified Public Accountant	Director	2019	2026

The Board of Directors unanimously recommends that shareholders vote FOR the election of each of the director nominees.

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

We are asking our shareholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers (sometimes referred to as “NEOs”). This non-binding advisory vote, commonly referred to as “Say-on-Pay,” is not intended to address any specific item of compensation, but instead relates to the compensation of our “named executive officers” as disclosed in the Compensation Discussion and Analysis and the Summary Compensation Table and related narrative included in this proxy statement.

The Compensation Committee believes we have an effective compensation program that is designed to retain top quality executive leadership focused on attaining short-term and long-term corporate goals along with increasing shareholder value. We believe that our executive compensation program is designed to reasonably and fairly recruit, motivate, retain and reward our executives for achieving our objectives and goals. Through equity grants, each of our executive officers is aligned with the long-term interests of shareholders in increasing the value of LCNB. Moreover, our performance-based compensation system links executive pay to LCNB’s short- and long-term performance.

As an advisory vote, the Say-on-Pay resolution is not binding. The approval or disapproval of this proposal by shareholders will not require the Board or the Compensation Committee to take any action regarding our executive compensation practices. The final decision on the compensation and benefits of our executive officers and on whether, and if so, how, to address any shareholder approval or disapproval remains with the Board and the Compensation Committee. However, the Board values the opinions of our shareholders as expressed through their votes and other communications. Accordingly, the Board and the Compensation Committee will review and consider the results of the “Say-on-Pay” vote, the opinions of our shareholders, and other relevant factors in making future decisions regarding our executive compensation program.

We encourage you to read the “Compensation Discussion and Analysis” and the related compensation tables and narrative that follow. These sections describe our executive compensation policies and practices and provide detailed information about the compensation of our named executive officers.

The Board of Directors recommends that shareholders vote FOR the approval, on a non-binding advisory basis, of the executive compensation paid by LCNB to its named executive officers and the following resolution:

“RESOLVED, that the compensation paid to LCNB’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, footnotes and narrative discussion, is hereby APPROVED.”

Approval of this resolution requires the affirmative vote of a majority of the Common Shares voted on this proposal at the annual meeting. While this advisory vote on executive compensation, is required, it is not binding on our Board of Directors and may not be construed as overruling any decision by the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

PROPOSAL 3. RATIFICATION OF THE APPOINTMENT OF PLANTE & MORAN, PLLC AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY

The Audit Committee of the Board of Directors of the Company has selected Plante & Moran, PLLC (“Plante Moran”), 2601 Cambridge Ct, Suite 300, Auburn Hills, MI 48326, as the Company’s independent registered public accounting firm to perform the audit of the Company’s financial statements and internal controls over financial reporting for the fiscal year ending December 31, 2026.

Representatives from Plante Moran are expected to attend the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

We are asking our shareholders to ratify the selection of Plante Moran as the Company’s independent registered public accounting firm. Although ratification of the appointment is not required by law, the Company’s Regulations, or otherwise, the Board is submitting the selection of Plante Moran to our shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders. If the appointment of Plante Moran is not ratified by shareholders, the matter of the appointment of an independent registered public accounting firm will be considered by the Audit Committee and Board of Directors.

It is intended that the common shares represented by the accompanying form of proxy will be voted FOR the resolution ratifying the appointment of Plante Moran as the Company’s independent registered public accounting firm, unless contrary instructions are indicated as provided on the proxy card. If you do not wish your shares to be voted for the resolution, please so indicate on the proxy card.

The Board of Directors recommends that shareholders vote FOR the ratification of Plante & Moran, PLLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, and the following resolution:

“RESOLVED, that the ratification of Plante & Moran, PLLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, is hereby APPROVED.”

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning the directors, nominees for director and executive officers of LCNB. Included in the table is information regarding each person’s principal occupation or employment during the past five years.

Name, Age	Principal Occupation	Positions Held with LCNB	Director of LCNB or Bank Since	Term to Expire

Robert C. Haines II, 53	Banker, President	President	N/A (1)	N/A

Eric J. Meilstrup, 58	Banker, Chief Executive Officer, and Former President of LCNB	Director, Chief Executive Officer	2018	2027

Spencer S. Cropper, 53	Certified Public Accountant for The Ralph J. Stolle Company	Director, Chairman of the Board	2006	2027

Steve P. Foster, 73	Former President and CEO of LCNB	Director	2005	2028

Mary E. Bradford, 70	Former IT Executive, GE Aviation	Director	2018	2026

Stephen P. Wilson, 75	Ohio State Senator, Former CEO of LCNB	Director	1982	2027

William (“Rhett”) G. Huddle, 70	Former President and CEO of Columbus First Bank	Director	2018	2026

Craig M. Johnson, 70	Certified Public Accountant	Director	2019	2026

Michael J. Johrendt, 72	Attorney at Law, Johrendt Law	Director	2018	2028

William H. Kaufman, 82	Attorney at Law, Kaufman & Florence	Director	1982	2026

Anne E. Krehbiel, 71	Attorney at Law, Krehbiel Law Office	Director, Secretary	2010	2028

Takeitha W. Lawson, 46	Franchise Owner & Operator, Former CFO of Cincinnati-Hamilton County Community Action Agency	Director	2021	2028

Jeff D. Meeker, 62	Banker	Executive Vice President, Chief Lending Officer	N/A	N/A

Lawrence P. Mulligan Jr., 57	Banker	Executive Vice President, Chief Operating Officer	N/A	N/A

Michael R. Miller, 68	Banker	Executive Vice President, Trust Officer	N/A	N/A

Bradley A. Ruppert, 50	Banker	Executive Vice President, Chief Investment Officer	N/A	N/A

Patricia Walter, 51	Banker	Executive Vice President, Chief Risk Officer	N/A	N/A

Andrew Wallace, 34	Banker	Executive Vice President, Chief Financial Officer	N/A	N/A

(1)	Mr. Haines joined the board of LCNB National Bank in 2025.

Director and Nominee Qualifications

The Nominating & Corporate Governance Committee (“Nominating Committee”) of our Board of Directors considers candidates to fill new directorships created by expansion and vacancies that may occur and makes recommendations to the Board of Directors with respect to such candidates. There is one vacancy on the Board. The Board has not adopted a policy with respect to minimum qualifications for directors, rather the Nominating Committee evaluates each individual in the context of the board as a whole and with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent shareholder interests. The Nominating Committee, in making its nominations, considers all relevant qualifications of candidates for board membership, including, among other things, factors such as an individual’s business experience, industry knowledge and experience, financial background, breadth of knowledge about issues affecting the Company, public company experience, regulatory experience, diversity, current employment and other board memberships, and whether the candidate will be independent under the listing standards of the NASDAQ Stock Market (“NASDAQ”). In some cases, the Nominating Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific Board needs that arise from time to time. In the case of incumbent directors whose terms of office are set to expire, the committee also reviews such director’s overall service to the Company during his or her term and any relationships and transactions that might impair such director’s independence.

The following table provides certain information, as of the date of this proxy statement, concerning each of this year’s nominees for election as a Class III director of LCNB, and each director candidate has been recommended by the Nominating Committee. Unless otherwise indicated, each individual has had the same principal occupation for more than five years. Each individual also serves as a director of the Bank.

Class III Directors

William H. Kaufman Age: 82 Director Since: 1982 Term Expires: 2026

In addition to his perspectives gained as a long-tenured board member of LCNB Corp., William H. Kaufman oversees operational legal matters and real estate closings for LCNB National Bank from his seat on the Board.

Mr. Kaufman is former senior partner of Kaufman & Florence in Lebanon, Ohio, and is presently Of Counsel at the firm. A graduate of the Northern Kentucky University Salmon P. Chase College of Law, he began his career as an attorney with Young and Jones, a legacy firm to Kaufman & Florence. He has extensive litigation experience in insurance cases and commercial disputes.

He is a former Mayor of the City of Lebanon and was elected to two terms as Judge of Lebanon Municipal Court.

Mr. Kaufman is the Assistant Secretary for the Board.

Mary E. Bradford Age: 70 Director Since: 2018 Term Expires: 2026

Mary E. Bradford provides a unique contribution to the LCNB Corp. Board through her expertise in information technology.

She joined the Board in 2018 and is a retired IT executive who spent 31 years with GE Aviation. Ms. Bradford built her career implementing information technology solutions for the Finance, Engineering, Supply Chain, and Military & Commercial Sales teams at GE. In her role as the GE Aviation Systems Chief Information Officer Ms. Bradford was responsible for establishing the information security framework for Aviage, a joint venture with the Aviation Industry Corporation of China (AVIC), with operations in the U.S. and China.

Mary co-led the GE Women’s Network Cincinnati Hub for a two-year term and represented GE on the Miami University Department of Information Systems & Analytics Advisory Board for many years.

Ms. Bradford is a Phi Beta Kappa graduate of Miami University in Oxford, Ohio, and holds an MBA with a concentration in Information Systems from Xavier University in Cincinnati, Ohio. Ms. Bradford contributes her expertise to the Bank’s Technology Committee.

Ms. Bradford also volunteers as the President of the St. Vincent de Paul conference at her local parish.

Ms. Bradford is a member of the Audit, Compensation, Nominating & Corporate Governance, and Technology Committees.

William (“Rhett”) G. Huddle Age: 70 Director Since: 2018 Term Expires: 2026

William (“Rhett”) G. Huddle offers expertise in both legal and banking matters to LCNB Corp. as the result of a successful professional career.

Joining the LCNB Corp. board upon the acquisition of Columbus First Bank Corp, Inc., Mr. Huddle was the lead in the formation of Columbus First. He served as Chairman and CEO of the bank from 2007 until June 2018. Mr. Huddle previously served in both executive and governing roles of several banks in the Columbus market. He was also an associate with BakerHostetler law firm for five years.

Mr. Huddle is a graduate of Princeton University and The Ohio State University Moritz College of Law.

Mr. Huddle is a member of the Trust and Loan Committees.

Craig M. Johnson Age: 70 Director Since: 2019 Term Expires: 2026

Craig M. Johnson provides financial counsel to the LCNB Corp. Board through his extensive experience in public accounting and banking.

Mr. Johnson is a Certified Public Accountant with nearly 40 years’ experience in both public accounting and private industry. Mr. Johnson retired as Principal from the accounting firm of Clark Schaefer Hackett & Co. Prior, he served as Partner at J.D. Cloud & Co. LLP. He previously held a position at an international public accounting firm and was local market controller for a large regional bank.

Mr. Johnson is a member of the Ohio Society of Certified Public Accountants and the AICPA. He serves the community as a Board Member and past Treasurer of the Clifton Cultural Arts Center and sits on the Finance Committee of Clifton United Methodist Church and the Audit Committee of Easter Seals TriState.

Mr. Johnson is Chair of the Audit Committee of LCNB, and also sits on the Compensation and Nominating & Corporate Governance Committees.

Mr. Johnson is a graduate of Purdue University and holds an MBA with an accountancy concentration from Miami University, Oxford, Ohio.

The following table gives certain information, as of the date of this Proxy Statement, concerning the current Class I and Class II directors of LCNB who will continue to serve after the annual meeting. Unless otherwise indicated, each individual has had the same principal occupation for more than five years. Each individual also serves as a director of the Bank.

Class I Directors

Spencer S. Cropper Age: 53 Director Since: 2006 Term Expires: 2027

Spencer S. Cropper’s career in accounting and investment provides a wealth of insight to his role as Chair of the LCNB Corp. Board.

The Chairman of LCNB Corp. and LCNB National Bank since 2019, Mr. Cropper is employed by and on the Board of Directors of the Ralph J. Stolle Companies. Mr. Cropper is also a Trustee of Turtlecreek Township located in Warren County, Ohio.

Mr. Cropper is a Certified Public Accountant, and a member of the Ohio Society of Certified Public Accountants and the AICPA. He serves on the Board of Directors and Board of Trustees for the Ralph J. Stolle Countryside YMCA as well as the Board of Trustees for the Warren County Foundation.

Mr. Cropper serves on the Audit, Pension, Compensation, and the Nominating & Corporate Governance Committees.

Eric J. Meilstrup Age: 58 Director Since: 2018 Term Expires: 2027

Eric J. Meilstrup offers extensive bank management expertise and market-specific knowledge to his seat on the Board of LCNB Corp.

The Chief Executive Officer of LCNB Corp. and LCNB National Bank, Mr. Meilstrup has been with the Bank for 36 years, the last 21 as a member of its Executive team. He has served in several roles over his LCNB career including oversight of Deposit Operations, Branch Operations, Human Resources, Training, and Customer Service functions.

Mr. Meilstrup serves on the Countryside YMCA Board (past Chair) and is a Trustee for the same organization. He is a board member of the Warren County Foundation, the West Side Church of Christ, a member of the Warren County Career Center District Business Advisory Committee and a current and charter member of the Lebanon Optimist Club.

Mr. Meilstrup is a member of the Pension Committee.

Stephen P. Wilson Age: 75 Director Since: 1982 Term Expires: 2027

As the former CEO and Chairman of LCNB National Bank, Stephen P. Wilson brings both banking industry expertise and institutional knowledge to the LCNB Corp. Board.

Mr. Wilson joined the LCNB staff in 1975 and served as Chief Executive Officer of LCNB and the Bank from 1992 through 2015. He is a Past Chairman of the American Bankers Association and a former board member of the Federal Reserve Bank of Cleveland.

Mr. Wilson has represented the Ohio 7th District in the Ohio State Senate since 2017. He is a board member and treasurer of AAA Club Alliance, a Trustee of the Ralph J. Stolle Countryside YMCA, a board member of the Warren County Foundation, and a member of the Area Progress Council. He is also former Vice Chair of Warren Co. Port Authority and a former trustee of Miami University.

Mr. Wilson serves on the Trust and Pension Committees.

Class II Directors

Steve P. Foster Age: 73 Director Since: 2005 Term Expires: 2028

A diverse career within the banking industry provides Steve P. Foster with the ability to provide insight in a breadth of areas to the Board of LCNB Corp.

Mr. Foster is the former Chief Executive Officer of both LCNB Corp. and LCNB National Bank, a position he held from 2015 until retirement in 2019. He joined LCNB National Bank in 1977 and served as internal auditor, branch manager, and loan officer. He founded the Information Technology Department and served as Chief Financial Officer and President.

Mr. Foster is a former Chair of the Ohio Bankers League, one of the strongest financial trade associations in the country.

He serves on the Trust Committee, the Pension Committee, and the Loan Committee.

Anne E. Krehbiel Age: 70 Director Since: 2010 Term Expires: 2028

Anne E. Kriehbiel’s distinguished career as an attorney and firm principal provides a valuable perspective on legal matters and business management to the Board of LCNB Corp.

Earning a J.D. from the University of Cincinnati in 1980, Ms. Krehbiel worked at US Bank, and practiced law in several capacities, prior to founding Krehbiel Law Offices in 1998. She is certified by the Ohio State Bar Association as a Specialist in Estate Planning, Trust and Probate law.

Ms. Krehbiel is involved in the Bank’s community through the Warren County Bar Association, the Lebanon Rotary Club, the Cincinnati Zoo and Botanical Garden and other volunteer and philanthropic activities. Her familiarity with the local and regional community provides valuable insights.

Ms. Krehbiel is the Corporate Secretary for LCNB Corp., chairs the Compensation Committee, and serves on the Audit and Nominating & Corporate Governance Committees.

Michael J. Johrendt Age: 72 Director Since: 2018 Term Expires: 2028

Expertise in law and commercial real estate are among Michael J. Johrendt’s significant contributions to the LCNB Corp. Board.

A graduate of The Ohio State University Moritz College of Law, Mr. Johrendt practices business and tax law as a principal in the law firm Johrendt Law, based in Columbus, Ohio. Mr. Johrendt previously owned and operated a commercial real estate company.

Mr. Johrendt previously served as a Director of Columbus First Bank from August 2007 until its merger with and into LCNB National Bank in May 2018. Mr. Johrendt has also served as Vice-Chair of the Ohio Board of Tax Appeals.

Mr. Johrendt chairs the Nominating & Corporate Governance Committee and serves on the Compensation Committee.

Takeitha W. Lawson Age: 46 Director Since: 2021 Term Expires: 2028

Takeitha (Kei) Lawson brings corporate finance and investor relations expertise to her role on the Board of LCNB Corp.

Ms. Lawson is the Co-Founder of Columbia May, LLC, a company dedicated to investing in and operating small businesses and franchise ventures. She previously served as Chief Financial Officer of the Cincinnati Hamilton County Community Action Agency and has held leadership roles in finance and operations for some of the nation’s most well-known companies, including DuPont, Lockheed Martin, Lexmark, and Cincinnati Bell, where she guided the Investor Relations strategy. She holds a B.S. in Finance from Temple University, an MBA from Drexel University, and has earned Six Sigma Green Belt certification. She has also completed the Bank Director Certification Program, which equips corporate directors with the knowledge and tools necessary to strengthen governance and oversight in the financial services industry.

Extremely active in the Cincinnati community, Ms. Lawson is known for serving on non-profit boards in the treasury capacity, including Jack & Jill of America, Inc. (Cincinnati), Women Helping Women and Junior League of Cincinnati. Currently, she is a member of the Cincinnati Ballet Board of Trustees.

Ms. Lawson serves the LCNB board through her participation on the Audit Committee, Compensation Committee, and the Nominating & Corporate Governance Committee.

Board of Directors Independence

Each year, the Board reviews the relationships that each director has with the Company and with other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of applicable NASDAQ Rules and who the Board affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director are considered to be independent directors. The Board has reviewed a number of factors to evaluate the independence of each of its members. These factors include its members’ current and historic relationships with the Company and its competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with the Company; and the relationships between the Company and other companies of which the Company’s Board members are directors or executive officers. After evaluating these factors, the Board has determined that all of the directors, with the exception of Eric J. Meilstrup and William H. Kaufman, are independent directors of the Company within the meaning of applicable NASDAQ Rules.

Board Leadership Structure

The Board currently separates the position of Chairman of the Board from the position of Chief Executive Officer (“CEO”). Eric J. Meilstrup serves as our CEO and Spencer S. Cropper serves as Chairman of the Board. As the oversight responsibilities of the Board of Directors have expanded over the years, the Board has determined that it is beneficial to have an independent Chairman with the sole job of leading the Board, while allowing the CEO to focus his efforts on the day-to-day management of the Company. The Board believes that it is important to have the CEO as a director. The Company aims to foster an appropriate level of separation between these two distinct levels of leadership of the Company. In addition to the Chairman, leadership is also provided through the respective chairs of the Board’s various committees. Depending on the circumstances, other leadership models, such as a combined Chief Executive Officer and Chairman of the Board position, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

Risk Oversight

Our ability to manage risk inherent with the business is a key determining factor to our success. We face a number of risks, including general economic, interest rate, credit, regulatory, audit, reputational, cybersecurity, operational trust and fiduciary wealth advisory, among others. These risks are further described in our Annual Report on Form 10-K and other filings with the SEC. The Board of Directors is responsible for consideration and oversight of risks facing the Company and is responsible for ensuring that material risks are identified and managed appropriately. In 2025 the Board created a new executive management position, Chief Risk Officer, to more formally aid the Board in identifying and managing Company risks. Several oversight functions are delegated to committees of the Board with such committees regularly reporting to the full Board the results of their respective oversight activities. The Audit Committee with the Chief Risk Officer reviews management’s risk-assessment process and findings are reported to the full Board. Also, the Compensation Committee periodically reviews the most important enterprise risks to ensure that compensation programs do not encourage excessive risk-taking. Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or Board committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LCNB has engaged and intends to continue to engage in the lending of money and provision of trust services through the LCNB National Bank, its wholly-owned subsidiary, to various directors and officers of the Company. These loans and wealth services provided to such persons were made in the ordinary course of business and in compliance with applicable banking laws and regulations, on substantially the same terms, including interest rates and collateral, as prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectability or other unfavorable features.

In addition to those banking transactions conducted in the ordinary course, the Bank was involved in the related transactions described below. Each of these transactions was made on terms similar to those that could have been negotiated with an unaffiliated third party.

The Bank again retained the law firm of Kaufman & Florence during 2025 for legal services in connection with various matters arising in the course of the Bank’s business. William H. Kaufman, a director of LCNB, is a former Partner (currently Of Counsel) of Kaufman & Florence. Additionally, customers of the Bank are charged for certain legal services provided by Kaufman & Florence in the preparation of various documents. The approximate amount billed by Kaufman & Florence for legal services during 2025 was $78,836.41. The Bank contemplates using Kaufman & Florence in the future on similar terms, as needed.

The Company does not have a written process of approval and ratification of related party transactions. However, the Company does adhere to an unwritten policy, whereby before the Company or the Bank enters into any transaction for which the value of the transaction is expected to be at least $120,000, and an interested party in the transaction is a director, executive officer, an immediate family member of a director or officer, or a shareholder owning 5% or greater of the Company’s outstanding stock, the disinterested Board of Directors must review and approve the transaction. In reviewing the potential transaction, the directors will consider the fairness of the transaction to the Company, whether the transaction would or could compromise the interested party’s independence and judgment, the best interests of the Company, and such other factors determined advisable by the Board of Directors. In 2025, the Board of Directors reviewed and approved of the related party transaction with Mr. Kaufman’s firm, as described above.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires LCNB’s officers and directors and persons who own more than 10% of a registered class of LCNB’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required to furnish LCNB with copies of all Section 16(a) forms they file. Based solely on LCNB’s review of the Section 16(a) forms received by it and by statements of officers and directors concerning their compliance with the applicable filing requirements, the officers, directors and greater than 10% beneficial owners of LCNB have complied with all applicable filing requirements.

SHAREHOLDER COMMUNICATION WITH BOARD MEMBERS

The Company maintains contact information, both telephone and email, on its website (https://www.LCNB.com) under the heading “Resource Center” then “Contact.” By following the contact link, a shareholder will be given access to the Company’s toll-free telephone number and mailing address, as well as a form to populate that would then be sent to the Company in the form of an email. Communications sent to that Company email address and specifically marked as a communication for the Board will be forwarded to the Board or specific members of the Board as directed in the shareholder communication. In addition, communications received via telephone for the Board of Directors are forwarded to the Board by an officer of the Company. In addition, shareholders may send communications to the Board or any of its members by sending such communications to the Company, c/o Secretary at P.O. Box 59, Lebanon, Ohio 45036.

CODE OF ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees. The Code of Business Conduct and Ethics is included as an Exhibit in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and is available online at https://www.lcnbcorp.com/corporate-profile/corporate-governance/default.aspx.

INSIDER TRADING POLICY

The Company has adopted an insider trading policy and related procedures governing the purchase, sale or other disposition of the Company’s securities by the Company and its directors, officers and employees. This policy is designed to promote compliance with insider trading laws, rules and regulations and applicable listing standards. Primarily, the policy prohibits the Company’s directors, officers and certain employees from engaging in transactions in Company securities during the period beginning thirty calendar days prior to the conclusion of each fiscal quarter and concluding two business days following the public release of earnings by the Company with respect to such fiscal quarter. A copy of the policy is filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

POLICIES AND PRACTICES RELATED TO THE GRANT OF CERTAIN EQUITY AWARDS

The Company does not currently grant new awards of stock options, stock appreciation rights or similar option-like instruments (“Options”). Accordingly, the Company has no specific policy or practice on the timing of awards of Options in relation to the disclosure of material nonpublic information by the Company. In the event the Company determines to grant new awards of Options, the Board of Directors will evaluate the appropriate steps to take in relation to the foregoing.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is composed of five independent directors. The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee which was adopted by the Board of Directors and is available at https://www.lcnbcorp.com/corporate-profile/corporategovernance/default.aspx. The Audit Committee reviews, and revises if necessary, the Audit Committee Charter at least annually. Any changes are presented to the Board of Directors for approval. The Audit Committee, among other matters, is responsible for the annual appointment and supervision of the independent registered  public accounting firm, and reviews the arrangements for and the results of the auditors’ examinations of the Company’s consolidated financial statements and internal control over financial reporting.

The Audit Committee has reviewed and discussed the audited 2025 consolidated financial statements with management and with Plante Moran PLLC, the Company’s independent registered public accounting firm for 2025. The committee has also reviewed and discussed with Plante Moran PLLC the matters required to be discussed by the applicable requirements  by the rules of the Public Company Accounting Oversight Board (PCAOB) and the Security and Exchange Commission (SEC).

The Audit Committee also has received the written disclosures and the letter from Plante Moran PLLC required by the PCAOB , and, as required, has discussed with representatives of Plante Moran PLLC its independence.

Based on the foregoing discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

This report has been submitted by the Audit Committee:

Craig M. Johnson (Chair)

Spencer S. Cropper

Anne E. Krehbiel

Mary E. Bradford

Takeitha W. Lawson

MARKET PRICE OF STOCK AND DIVIDEND DATA

Holders and Market Information

LCNB had approximately 1,124 registered holders of its Common Shares as of December 31, 2025. The number of shareholders includes banks and brokers who act as nominees, each of whom may represent more than one shareholder. LCNB’s Common Shares are currently traded on the NASDAQ Capital Market® under the symbol “LCNB”. Several market-makers facilitate the trading of the Common Shares. Trade prices for LCNB’s Common Shares, reported through registered securities dealers, are set forth below. Trades have occurred during the periods indicated without the knowledge of LCNB.

The trade prices shown below are interdealer without retail markups, markdowns or commissions.

2025	High	Low
First Quarter	$16.04	$14.15
Second Quarter	$15.90	$13.34
Third Quarter	$16.47	$14.11
Fourth Quarter	$17.84	$14.31

2024	High	Low
First Quarter	$16.47	$13.30
Second Quarter	$15.84	$12.42
Third Quarter	$16.20	$13.01
Fourth Quarter	$17.92	$14.23

Dividends

The following table presents cash dividends per share of common stock declared and paid in the periods shown.

	2025	2024
First Quarter	$0.22	$0.22
Second Quarter	$0.22	$0.22
Third Quarter	$0.22	$0.22
Fourth Quarter	$0.22	$0.22
Total	$0.88	$0.88

It is expected that LCNB will continue to pay dividends on a similar schedule, to the extent permitted by business and other factors beyond management’s control. LCNB depends on dividends from its subsidiary for the majority of its liquid assets, including the cash needed to pay dividends to its shareholders. National banking law limits the amount of dividends the Bank may pay to the sum of retained net income, as defined, for the current year plus retained net income for the previous two calendar years. Prior approval from the OCC, the Bank’s primary regulator, would be necessary for the Bank to pay dividends in excess of this amount. If dividends exceed retained net income for a year, a bank is generally not required to carry forward the negative amount resulting from such excess if the bank can attribute the excess to the preceding two years. If the excess is greater than the Bank’s previously undistributed net income for the preceding two years, prior OCC approval of the dividend is required and a negative amount would be carried forward in future dividend calculations. In addition, dividend payments may not reduce capital levels below minimum regulatory guidelines.

Equity Compensation Plan Information

The Company’s 2025 Ownership Incentive Plan (the “2025 Plan”) was approved by shareholders at the 2025 annual meeting and supersedes the 2015 Ownership Plan, which terminated on April 28, 2025. The 2025 Plan provides for the grant of ownership incentives to key employees and directors in the form of stock options, appreciation rights, restricted shares and/or restricted share units. The 2025 Plan is administered by the Compensation Committee. For additional information on the 2025 Plan, please refer to the Company’s Definitive Proxy Statement, filed with the SEC on April 21, 2025. There are currently no options outstanding or available for exercise, nor have there been any since December 31, 2024.

BOARD OF DIRECTORS MEETINGS, COMMITTEES, AND COMPENSATION

During the fiscal year ended December 31, 2025, the Board of Directors met on 7 occasions. All directors attended at least 93% of the aggregate of the total number of meetings of the Board and the committees on which he or she served, except for Robert Bedinghaus, who did not attend any meetings of the Board or the Trust committee on which he served, in 2025. On October 15, 2025 Mr. Bedinghaus resigned from the Boards of Directors of LCNB and LCNB National Bank and from the Trust Committee for personal and family-related reasons and not because of any disagreement with LCNB on any matter related to LCNB or LCNB National Bank’s operations, policies or practices. The Company encourages its directors to attend the annual meeting of the shareholders, and in 2025, with the exception of one director, all directors attended the meeting, virtually or in person. Directors do not receive any compensation from LCNB for their service on the Board of Directors of LCNB. However, each director of LCNB also serves as a director of LCNB National Bank, the banking subsidiary of LCNB, which meets once per month, for which each director is compensated with a $31,500 annual cash retainer, with the exception of the Chair, who is compensated with a $48,563 annual cash retainer. In addition to the annual retainer for Board service, non-employee directors who serve on committees were paid retainers summarized in the table below.

Committee	2025 Committee Member Cash Retainer	2025 Committee Chair Additional Cash Retainer
Trust Committee	$6,552	-
Audit Committee	$2,730	$5,250
Compensation Committee	$2,184	$3,675
Nominating Committee	$2,184	$2,625
Loan Committee	$2,730	-
Technology Committee	$6,552	-

In addition, in 2025, each director received an equity grant equal to $17,000. Based on the results of our independent director compensation study conducted by Blanchard Consulting Group (“BCG”) in 2025 (as discussed later in this proxy statement), certain modifications have been made to the director compensation package.

The table below summarizes all compensation paid to the directors of LCNB for their services as directors of LCNB and LCNB National Bank during fiscal year 2025.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)

Eric J. Meilstrup	$0	$0	$0	$0	$0	$0	$0
Spencer S. Cropper	$55,661	$17,000	$0	$0	$0	$0	$72,661
Steve P. Foster	$40,782	$17,000	$0	$0	$0	$0	$57,782
Stephen P. Wilson	$38,052	$17,000	$0	$0	$0	$0	$55,052
Mary E. Bradford	$45,150	$17,000	$0	$0	$0	$0	$62,150
William (“Rhett”) G. Huddle	$40,782	$17,000	$0	$0	$0	$0	$57,782
Craig M. Johnson	$43,848	$17,000	$0	$0	$0	$0	$60,848
Michael J. Johrendt	$38,493	$17,000	$0	$0	$0	$0	$55,493
William H. Kaufman	$31,500	$17,000	$0	$0	$0	$0	$48,500
Anne E. Krehbiel	$42,273	$17,000	$0	$0	$0	$0	$59,273
Takeitha W. Lawson	$38,598	$17,000	$0	$0	$0	$0	$55,598
Robert A. Bedinghaus	$34,881	$17,000	$0	$0	$0	$0	$51,881

(1)

The compensation paid to the directors of LCNB includes committee fees as follows: S. Cropper, $7,098; S. Foster, $9,282; S. Wilson, $6,552; M. Bradford, $13,650; W. Huddle, $9,282; C. Johnson, $12,348; M. Johrendt, $6,993; A. Krehbiel, $10,773; T. Lawson, $7,098 and R. Bedinghaus, $6,006. Mr. Kaufman is not an independent director, so he does not receive committee fees. Mr. Meilstrup is an employee, so he does not receive any fees for director service.

(2)	The directors, in addition to their annual cash retainer and committee fees, receive an equity retainer grant valued at $17,000.

The Company has an Audit Committee that serves in a dual capacity as the Audit Committee of the Bank. The Audit Committee met a total of 6 times in 2025. All of the members of the Audit Committee meet the definition of independent director set forth in NASDAQ Listing Rule 5605(a)(2). The Audit Committee is responsible for engaging independent auditors, reviewing with the independent auditors the plans and results of the consolidated financial statement audit. The Board of Directors of the Company has adopted a written charter for the Audit Committee. The Audit Committee Charter is available online at https://www.lcnbcorp.com/corporate-profile/corporate-governance/default.aspx.

The Bank also has a Compensation Committee, Nominating Committee, Trust Committee, Pension Committee, Board Loan Committee, and Technology Committee. Each of these committees meet as needed. The Trust Committee reviews the various trusts accepted by the Trust Department of the Bank, reviews trust investments and advises the trust officers in department operations. The Pension Committee reviews the Bank’s defined benefit pension plan. The Board Loan Committee reviews the lending procedures of the Bank and reviews and approves requests for loans in excess of the established lending authority of the officers of the Bank. The Bank Technology Committee evaluates the effectiveness of the current and future technology the bank is utilizing.

During 2025, the Nominating Committee consisted of 6 of the Company’s independent directors (as defined in NASDAQ Listing Rule 5605(a)(2)). The Nominating Committee met 3 times in 2025. Decisions concerning nominees for the Board of Directors will be made by the Nominating Committee and ratified by the entire Board. The Board has not adopted a policy with respect to minimum qualifications for board members. However, in making its nominations, the committee considers, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting the Company, time available for meetings and consultation regarding Company matters and other particular skills and experience possessed by the individual. Please see the narrative under the heading “Director and Nominee Qualifications” beginning on page 12 of this Proxy Statement for additional discussion of the nomination process. The Board of Directors has adopted a written charter for the Nominating Committee Charter and is available online at https://www.lcnbcorp.com/corporate-profile/corporate-governance/default.aspx.

Historically, the Company has not engaged third parties to assist in identifying and evaluating potential director nominees, but would do so in those situations where particular qualifications are required to fill a vacancy and the Board’s contacts are not sufficient to identify an appropriate candidate.

The Company does not have a formal written policy regarding consideration of director candidate recommendations from its shareholders. Any recommendations received from shareholders will be evaluated in the same manner that potential nominees suggested by Board members are evaluated. The Company does not intend to treat shareholder recommendations in any manner different from other recommendations. Shareholders may send director nomination recommendations to Spencer S. Cropper, Chairman of the Board at P.O. Box 59, Lebanon, Ohio 45036.

The Bank has a designated Compensation Committee, which met 5 times in 2025. The Board of Directors of the Company has adopted a written charter for the Compensation Committee and is available online at https://www.lcnbcorp.com/corporate-profile/corporate-governance/default.aspx. During 2025, the Compensation Committee consisted of 6 independent directors. The committee makes compensation recommendations to the Board of Directors for consideration, as further described in the “Compensation of Executive Officers” section below.

For the year ending December 31, 2025, committee membership was as follows:

Name	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Pension Committee	Board Loan Committee	Trust Committee(2)	Technology Committee(2)
Eric J. Meilstrup				X
Spencer S. Cropper	X(1)	X	X	X
Steve P. Foster				X	X	X
Mary E. Bradford	X	X	X				X
Stephen P. Wilson				X		X
William G. Huddle					X	X
Craig M. Johnson	Chair(1)	X	X
Michael J. Johrendt		X	Chair
William H. Kaufman
Anne E. Krehbiel	X	Chair	X
Takeitha W. Lawson	X	X	X
Robert A. Bedinghaus						X(3)
Michael R. Miller						X
Bradley A. Ruppert						X
Robert C. Haines II				X			X
Total Members	5	6	6	5	2	13(4)	17(5)

(1)	Spencer S. Cropper and Craig M. Johnson served as the financial experts as defined by the Item 407 of Regulation S-K and NASDAQ Listing Rule 5605(c)(2)(A).
(2)	Both the Trust Committee and the Technology Committee are non-Board committees on which directors and named executive officers serve.
(3)	On October 15, 2025 Mr. Bedinghaus resigned from the Boards of Directors of LCNB and LCNB National Bank and from the Trust Committee for personal and family-related reasons and not because of any disagreement with LCNB on any matter related to LCNB or LCNB National Bank’s operations, policies or practices.
(4)	Committee additionally includes 7 employee members who are neither directors nor named executive officers.
(5)	Committee additionally includes 15 employee members who are neither directors nor named executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As disclosed above, the members of the Compensation Committee for fiscal year 2025 were Anne E. Krehbiel (Chair), Spencer S. Cropper, Mary E. Bradford, Michael J. Johrendt, Takeitha W. Lawson and Craig Johnson. In 2025, no executive officer of the Company served on the board of directors or compensation committee of any entity that compensates any member of the Company’s Compensation Committee, nor were any members of the Compensation Committee previously an officer of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (“CD&A”) explains our executive compensation program for our named executive officers listed below (the “NEOs”), which include our (i) Chief Executive Officer, (ii) Chief Financial Officer, and (iii) our three other most highly-compensated executive officers who were serving as executive officers at the end of 2025. The NEOs for 2025 were:

●	Eric J. Meilstrup, Chief Executive Officer
●	Andrew Wallace, Executive Vice President and Chief Financial Officer

●	Robert C. Haines II, President
●	Michael R. Miller, Executive Vice President, Trust Officer
●	Bradley A. Ruppert, Executive Vice President and Chief Investment Officer

The CD&A also describes the process followed by the Compensation Committee (the “Committee”) for making pay decisions, as well as its rationale for specific decisions related to executive compensation. LCNB has no direct employees. All officers and other employees performing services for LCNB are employees of the Bank. The Compensation Committee is a committee of the Board of Directors, composed solely of independent directors, and is responsible for developing the Bank’s executive compensation principles, policies and programs. The Committee determines the compensation for the Chief Executive Officer and approves the compensation to be paid to the other NEOs. The Committee consults with Eric J. Meilstrup, Chief Executive Officer, concerning executive officer compensation; however, he does not participate in the deliberations regarding his own compensation.

2025 Executive Compensation Highlights

Our executive compensation programs are designed to align the interests of our NEOs with those of our shareholders. Based on our performance, findings from the 2024 Executive Compensation Review, and our commitment to linking pay and performance, the Committee made the following executive compensation decisions for fiscal year 2025. For more detail, please continue to read this CD&A:

●	Base Salaries: Base salaries were increased at an average of 5.4% of salary for each NEO, effective January 2025.
●

2025 Short-Term Incentives/Cash Bonuses: Based on our 2025 company financial performance, the NEOs earned short-term incentives equal to 10.75% of base salary, with the exception of Mr. Meilstrup and Mr. Haines who received short-term incentives equal to 13.75% of base salary. Based on their individual performance, all NEOs, with the exception of Mr. Meilstrup and Mr. Haines, received an incentive equal to 4.8% of base salary. The target payout amount was set at 11.2% of base salary with the maximum opportunity set at 21% of base salary based on Net Income and Efficiency Ratio performance metrics. Additionally, the target payout amount included another 5.20% of base salary with the maximum opportunity set at 9% of base salary based on individual performance (total of 16.40% of salary at target performance and 30% of salary at maximum performance).

●

2025 Long-Term Incentives: Equity grants were issued at 16% of base salary for all NEOs, with the exception of Mr. Meilstrup and Mr. Haines who received 24% of base salary. The target amount for all NEOs was set at 20% of base salary with the maximum opportunity set at 40% of base salary, with the exception of Mr. Meilstrup and Mr. Haines whose target amounts were 30% of base salary with a maximum opportunity set at 60% of base salary.

Summary of Executive Compensation Practices

Our executive compensation program includes the following practices and policies, which we believe promote sound compensation governance and are in the best interests of our shareholders:

What We Do
●	Periodically, compare our NEO compensation levels to the market and take these results into consideration when making compensation related decisions.
●	Provide our NEOs with a performance-based cash incentive plan on an annual basis.
●	Grant full-value equity awards to each of our NEOs with multi-year vesting provisions.
●	Provide each of our NEOs with deferred compensation programs to encourage retention and promote stability in our executive group.
●	Utilize the assistance of an outside independent compensation consultant to assist our Compensation Committee with gathering market data and best practices information.

What Guides Our Compensation Programs

The primary objectives of LCNB’s executive officer compensation programs are to:

●

Provide a direct link between executive officer compensation and the interests of LCNB and LCNB’s shareholders by making a portion of executive officer compensation dependent upon the financial performance of LCNB.

●	Support LCNB’s annual and long‑term goals and objectives as determined by the Board by linking these goals to the incentive compensation programs for the executive officers.
●

Establish base salaries between the 25th and 75th percentiles of market for comparable positions within a peer group of companies in the banking industry. If an executive officer is meeting performance expectations, he or she will likely have a base salary level near the market median. In addition, if an executive officer is experienced, high performing, performing significant additional duties, or brings a specific knowledge base to the organization, he or she may have a salary level near the 75th percentile of market. If an executive is new to a position or recently promoted they may have a salary level closer to the 25th percentile of the market.

●

Provide executive officers with incentive (cash and equity) compensation opportunities designed to pay total compensation levels that are somewhere between the 25th and 75th percentiles of the market depending on the performance of LCNB and the individual executive officer.

●	Provide long-term incentives/equity and deferred compensation plans and arrangements that encourage the retention of our proven team of executive officers.

The total compensation package for our NEOs includes: (i) base salary, (ii) annual cash incentives, and (iii) equity grants (restricted stock) based on performance. Some NEOs are also provided with a non-qualified deferred compensation program that strongly supports retention and provides for benefits after retirement. The NEOs also receive other employee benefits generally available to all employees.

The NEOs of the Bank are employed “at will” without severance agreements or employment contracts. Currently, the Company believes that its compensation levels and structure, as well as the Company’s culture and intangibles alleviate the need for the Company to utilize employment agreements with its NEOs.

Beginning in 2020, the Committee decided to propose a say-on-pay vote. The Board of Directors proposed to amend the say-on-pay and frequency vote every year and recommended shareholder approval in 2022. Based on that recommendation, the shareholders voted to conduct a say-on-pay vote annually as a part of the 2022 annual meeting. Therefore, the next advisory shareholder vote on the compensation of LCNB’s NEOs will occur at the 2026 annual meeting.

The Committee and the Company’s Board of Directors believe that the Company’s executive compensation has been appropriately tailored to its business strategies, aligns pay with performance, and reflects best practices regarding executive compensation. The Committee will continue to consider shareholder sentiments about the Company’s core principles and objectives when determining executive compensation.

Engagement of Independent Compensation Consultant

The Compensation Committee has the sole authority to engage the services of any compensation consultant or advisor. Since 2013, the Committee has periodically engaged the services of Blanchard Consulting Group (“BCG”), an independent compensation consulting company focused on the banking industry. BCG was hired directly by the Compensation Committee and does not provide any other services to LCNB beyond independent compensation consulting services. The Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934 in determining that BCG’s work does not raise a conflict of interest. BCG reports directly to the Committee, and management has not retained its own consultant. BCG periodically attends meetings of the Committee, physically or by phone, and with or without management present. BCG assists the Committee in, among other things, analyzing current compensation conditions in the marketplace generally and among our peers specifically, and assessing the competitiveness and appropriateness of compensation levels for our NEOs and Directors. For the Committee’s use in 2025, BCG produced a comprehensive review of director compensation. In 2024, the Committee engaged BCG to conduct an executive compensation review that was used to assist with comparisons to market of LCNB’s 2024 executive compensation levels as well as provide compensation data to assist with 2025 compensation related decisions.

Peer Group Banks – 2025 Director Compensation Study

The peer group banks utilized in the 2025 director compensation review performed by BCG included the following banks. This represents an update to the peer group utilized in the 2024 executive compensation review and historical compensation studies performed by BCG. The peer group was updated to reflect merger and acquisition activity and to include companies that most closely match LCNB:

Peoples Financial Services Corp. (PA)	First Savings Financial Group, Inc. (IN)
Civista Bancshares, Inc. (OH)	Finward Bancorp (IN)
Farmers & Merchants Bancorp, Inc. (OH)	Norwood Financial Corp. (PA)
Independent Bank Corporation (MI)	Isabella Bank Corporation (MI)
ACNB Corporation (PA)	CF Bankshares Inc. (OH)
Citizens & Northern Corporation (PA)	LINKBANCORP, Inc. (PA)
ChoiceOne Financial Services, Inc. (MI)	Middlefield Banc Corp. (OH)
Fidelity D & D Bancorp, Inc. (PA)	SB Financial Group, Inc. (OH)
Citizens Financial Services, Inc. (PA)	Farmers National Banc Corp. (OH)
Meridian Corporation (PA)	Penn Woods Bancorp, Inc. (PA)

For the 2024 review of executive compensation against benchmarking data, the Committee reviewed the following summary by BCG:

●	Total director compensation per average director;
●	Total compensation for all non-employee directors; and
●	Various other director compensation components such as annual retainers (cash and or equity), equity grants, per meeting fees (board and committee), and additional chair fees(board and committee)

BCG’s 2025 assessments of LCNB’s director compensation practices concluded that:

●	Consistent with previous studies, comparisons to the peer group/market 50th percentile were appropriate
●	Total compensation per average director was between the peer group 25th and 50th percentiles
●	Total compensation for all non-employee directors was near the market median (50th percentile); and
●	The primary reasons for total compensation per average director being below median level was due to below market cash fees (cash retainer paid for board and committee service).

The Committee reviewed the findings from the BCG director compensation study and made some adjustments to the director compensation package in 2025.  These changes are reflected and discussed in the Director Compensation Table and related narratives earlier in this proxy statement.

The Committee will plan to conduct an executive compensation study in 2026 to continue with the every other year cycle of these reviews.

Annual Base Salaries

For 2025, the Committee considered the market data provided in BCG’s 2024 executive compensation report. This included market salary data from a peer group of publicly traded banks, BCG's proprietary client database, along with various banking industry surveys. When setting each NEOs annual salary, the Committee starts at the median salary for an equivalent position in the market, and adjusts the salary for each NEO based upon such officer’s history with the Company, overall experience, and general skill level (as discussed in our guidelines previously). Additionally, the Committee compares the individual performance of the executive measured against the Board of Directors’ previously determined subjective performance objectives for each executive for the previous year. Taking into consideration all of these factors, the Committee sets each NEO’s salary. The table below shows a comparison of each NEO’s 2024 and 2025 salaries along with the increase percentage.

Name	2024 Base Salary	2025 Base Salary	Percent Increase
Eric J. Meilstrup	$470,000	$500,000	6.4%
Andrew Wallace	$190,000	$204,042	7.4%
Robert C. Haines II	$282,000	$298,875	6.0%
Michael R. Miller	$282,000	$292,000	3.5%
Bradley A. Ruppert	$264,000	$274,000	3.8%

Incentive Compensation

In addition to the payment of base salary and the provision of standard employee benefits, the Company’s NEOs have the opportunity to earn additional compensation in the form of annual performance-based cash incentives and performance-based equity grants.

Annual Cash Incentives

On October 27, 2025, the Committee recommended to the Board of Directors new performance measures under the annual cash incentive program. The program is designed to reward NEOs for meeting certain goals set annually by the Committee. The NEOs may earn a target payout amount of 11.2% of base salary with the maximum award opportunity level set at 21% of base salary based on Net Income and Efficiency Ratio metrics. In addition, the NEOs have the potential to earn an additional target payout amount of 5.2% of base salary with the maximum award opportunity level set at 9% of base salary based on individual performance metrics (total of 16.40% of salary at target performance and 30% of salary at maximum performance). All annual cash incentives are subject to the Company’s Clawback Policy, as it may be amended from time to time, and is described in further detail under the heading “Clawback Policy.”

The individual performance goals are tied to each NEO’s strategic planning goals as defined in the LCNB Strategic Plan.

The individual performance measures are unique to each NEO and consist of quantitative and qualitative measures. The individual objectives were designed to complement LCNB’s corporate goals and strategic plan for 2025, particularly the Board’s goals related to overall growth of LCNB. These individual objectives, which are described below, are designed to grow core earnings while managing risk, which will, in turn, promote the long-term interests of LCNB’s shareholders. The Committee believes that these goals properly incentivized the NEOs to implement and attain the long-term strategic objectives of LCNB, including overall growth and high performance of key metrics.

The Committee establishes goals for the CEO and delegates establishing goals for the remainder of the NEOs to the CEO. Individual performance metrics were established for each NEO by the CEO and President, the nature of which differed depending upon the NEO’s job responsibilities. The individual performance metrics included:

(i)

for Mr. Meilstrup, setting, refining and executing the strategic direction of LCNB; hiring and developing the senior management team and building a client-focused culture; and promoting LCNB externally to shareholders, stock analysts and potential acquisition targets;

(ii)

for Mr. Wallace, developing robust financial reporting, branch profitability, line of business profitability and pricing model accuracy; executing LCNB’s strategic plan, balancing acquisitions and organic growth; and strengthening communications among executive management, directors and investors regarding financial performance and future risks and opportunities of LCNB;

(iii)

for Mr. Haines, overseeing and executing LCNB’s day‑to‑day banking operations in alignment with the Company’s strategic plan; driving organic growth across commercial, retail, and wealth management lines of business; improving operating efficiency, credit quality, and customer experience across the franchise; leading the integration and optimization of acquired institutions; and developing operational talent while reinforcing a disciplined, community‑focused banking culture;

(iv)

for Mr. Miller, managing the growth of the Bank’s Wealth Management area and communicate and assist the trust officers with attaining or exceeding the budgeted goal; participating as a member of the Bank’s trust committee with a goal of helping to monitor compliance with the current bank regulations; participating as a member of the Bank’s senior management team; executing LCNB’s strategic plan; and promoting the Bank in the communities that the Bank serves; and

(v)

for Mr. Ruppert, supervise and maximize the return on the security portfolios of the holding company, the Bank, and the trust department; participate as a member of the Bank’s trust committee with a goal of helping to monitor compliance with the current bank regulations; encourage and supervise the Bank’s brokerage operation; support shareholder relations by acting as one of LCNB’s primary contacts with LCNB’s transfer agent; participate as a member of the Bank’s senior management team; executing LCNB’s strategic plan and promoting the Bank in the communities that the Bank serves.

Achievement For 2025

For 2025, Net Income was $23.1 million and Efficiency Ratio was 67.17%, earning a 10.75% of base salary cash incentive for each NEO, with the exception of Mr. Meilstrup and Mr. Haines who earned a 13.75% of base salary cash incentive for these metrics. Additionally, each NEO with the exception of Mr. Meilstrup and Mr. Haines, earned an additional 4.8% of base salary cash incentive for achieving their individual performance goals. In total, the cash incentive awards earned by each NEO were 15.55% of base salary, with the exception of Mr. Meilstrup and Mr. Haines who received 13.75% of base salary, representing below targeted performance.

Equity Incentives

At the 2025 annual meeting of shareholders, the Company’s shareholders voted to approve the 2025 Ownership Incentive Plan (the “2025 Plan”). The 2025 Plan replaced the previous equity plan that expired in 2024. The 2025 Plan is a result of significant discussions, market analysis, and cost modeling. All awards granted under the 2025 Plan are subject to the Company’s “Clawback Policy” as it may be amended from time to time. During fiscal year 2025, 13,382 equity awards were granted to NEOs under the 2025 Plan based on the achievement of the 2025 performance metrics.

In 2022, the Committee recommended to the Board of Directors the implementation of specific performance measures with respect to future equity grants under any equity plans. In 2024, the Board of Directors used the following metrics to determine the equity grants for the NEOs:

(i) earnings per share, (ii) efficiency ratio, (iii) return on average assets, and (iv) total assets under management growth, which were based on the Board approved budget. The Committee established a range of awards based on the achievement of the goals. The awards are calculated using a percentage that is applied to each NEO’s salary to arrive at a calculated number of shares. The NEOs’ targets are set at 20% of salary and a maximum of 40% of base salary, with the exception of Mr. Meilstrup whose target amount was 30% of base salary with the maximum opportunity set at 60% of  base salary. The dollar amounts that are earned are converted to a specific number of shares based on the value of the shares on the date of grant. The shares will be granted from the 2025 Plan that was approved by LCNB’s shareholders. The Committee does not take material nonpublic information into account when determining the timing and terms of an option award.

Equity Grants Based on Achievement For 2024 Performance

For 2024, LCNB earned $0.88 per share, had a 77.77% efficiency ratio, a 0.57% ROAA, and assets under management growth of 8.94%. This translated into an equity grant award of 12% of base salary for each NEO, with the exception of Mr. Meilstrup whose award was 18% of base salary, which represented below target performance compared to the plan target. The equity grants were awarded in 2025.

Other Compensation

The Company also provides other compensation to the NEOs as it determines is necessary or advisable. Each NEO receives payments for health insurance and long-term disability, as the Committee has decided that such small perquisites aid in the retention of the NEOs.

In addition, the Bank maintains a non-qualified deferred compensation benefit plan which permits NEOs to defer all or a portion of their cash bonus/incentives, as well as certain defined benefit plans and contributions, as further detailed below.

Stock Trading Policy: Hedging & Pledging

The Company does not currently have a hedging policy in place to limit or permit employee or director trading in securities.

Stock Ownership Guidelines and Holding Requirements for Executive Officers

While we do not set strict targets for ownership of our stock, we strongly encourage ownership of the Company’s stock to all employees and expect our NEOs to set positive examples. All equity awards, whether in the form of restricted share awards or stock option awards, carry a vesting period. This requires the executive’s continued employment to fully realize value from such awards, and most equity awards have a 5-year vesting schedule.

Clawback Policy

The Company continues to utilize a “Clawback” provision with respect to the 2024 cash incentive plan, 2025 cash incentive plan, and equity awards granted under the 2025 Plan, which incorporates an underlying Amended & Restated Clawback Policy (the “Clawback Policy”). The Clawback Policy allows the Company to recoup incentive compensation amounts paid to employees if these amounts were paid based on misstated financials, or if the employee commits significant misconduct. Under the Clawback Policy, the Company is required to recover, reasonably promptly, the amount of erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement due to a material error in financial statements or that would result in a material misstatement or that in the event of fraudulent behavior by a covered executive. The Clawback Policy may be amended and restated from time to time in order to comply with relevant law.

Analysis of Total Mix of Compensation

The Board of Directors feel that the combination of making annual cash incentive/bonus payments based upon specific goals for each NEO and separate cash incentive/bonus payments tied to earnings goals for the Company provide the necessary incentives to reach the Company’s objectives. The cash incentive payments and the base salary together can provide the NEOs with a compensation package that is competitive with peers. Additionally, the 2025 Plan provides the Company with the ability to better balance executive compensation between short-term components (base salary and annual cash incentives) and longer-term components (equity incentives) by providing the Committee with the ability to grant equity awards. In recent years, equity grants in the form of restricted shares have provided additional variable compensation that promotes retention and ties the NEOs interests to the shareholders of the Company. Another longer-term compensation program that is available to NEOs is the non-qualified deferred compensation benefit plan. We feel that our NEOs have valuable compensation components available at various levels that promote short-term, mid-term, and long-term achievement of goals and financially reward our NEOs for accomplishing the goals of the Company.

Forward Looking Statements

The information discussed in our Compensation Discussion and Analysis contains statements regarding future individual and Company performance measures, targets, and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Compensation: Compensation Tables

The following summary compensation table summarizes, for the fiscal years indicated, all annual compensation earned by or granted to the NEOs. The NEOs are employees of the Bank. The Bank is a wholly-owned subsidiary of LCNB.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)	Restricted Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Eric J. Meilstrup	2025	500,000	84,607	N/A	68,750	190,241(2)	49,257(3)	892,855
Chief Executive Officer,	2024	470,000	84,045	N/A	0	6,476	31,168	591,689
Director	2023	431,000	154,050	N/A	40,945	156,800	38,807	821,601
Robert C. Haines II	2025	298,875	33,843	N/A	41,095	106,671(2)	45,737(3)	526,222
President	2024	282,000	34,840	N/A	14,100	2,569	33,268	366,778
	2023	268,000	65,000	N/A	38,860	78,167	31,753	481,780
Andrew Wallace (4)	2025	204,041	11,403	N/A	31,729	-	15,215(3)	262,388
Executive Vice President and Chief Financial Officer
Michael R. Miller	2025	292,000	33,843	N/A	45,406	4,319(2)	22,746(3)	398,314
Executive Vice President and	2024	282,000	34,840	N/A	14,100	2,424	19,031	352,395
Trust Officer	2023	268,000	65,000	N/A	38,860	982	17,481	390,323
Bradley A. Ruppert	2025	274,000	31,682	N/A	42,607	78,399(2)	36,632(3)	463,318
Executive Vice President and	2024	264,000	32,500	N/A	13,200	1,379	28,676	339,756
Chief Investment Officer	2023	250,000	60,320	N/A	36,250	52,245	27,502	426,320

(1)

See “Terms of Restricted Share Grants” below for a description of the terms of the grants of restricted shares shown in the Restricted Stock Awards column. The amounts in the Restricted Stock Awards column are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. Assumptions used in determining fair value are disclosed in the footnote “Stock-Based Compensation” located in LCNB’s Annual Report in Form 10-K for the year ended December 31, 2025.

(2)	Includes above market interest paid on the non-qualified deferred compensation plan as follows: Mr. Meilstrup, $11,466; Mr. Haines, $4,636; Mr. Miller, $4,319; and Mr. Ruppert, $2,518. The above market interest rate is calculated by subtracting 120% of the federal long-term rate (5.47%) from the rate paid by the Bank on the deferred compensation funds (currently 8%). The resulting difference of 2.53% was used to calculate the above market interest disclosed in the above table. Also includes the change in aggregate increase/decrease in the actuarial present value of the officer’s accumulated benefit under the Bank’s defined benefit plan as follows: Mr. Meilstrup, $178,775; Mr. Haines, $102,035 and Mr. Ruppert, $75,881.
(3)	Includes health and long-term disability payments as follows: Mr. Meilstrup, $11,808; Mr. Haines, $8,957 Mr. Wallace, $11,808; Mr. Miller, $9,708; and Mr. Ruppert, $8,957. Also includes 401(k) contributions for Mr. Meilstrup, $27,883; Mr. Haines, $31,658; Mr. Wallace, $2,408; Mr. Miller, $12,038; and Mr. Ruppert, $27,124.
(4)	Mr. Wallace was not a NEO prior to 2025

Terms of Restricted Share Grants. All of the grants of restricted shares listed in the above table vest annually in five equal installments over a five-year period beginning on the first anniversary of the grant date; provided, however, that: (a) the respective grantee remains employed through the applicable vesting date, and (b) vesting will be accelerated upon the grantee’s death, incapacity or retirement (after attaining the age of 65). Upon a change of control of the Company as defined in the 2025 Plan, 100% of the restricted shares will vest if at any time during the three months prior to the effective date of any change of control to the first anniversary of such change of control: (a) the grantee’s employment is terminated without cause, or (b) the grantee terminates employment for good reason. The grantees are eligible to receive dividends and other distributions declared by the Company on the restricted shares.

Pay Ratio Disclosure

Eric J. Meilstrup, LCNB’s CEO, had an annual total compensation of $892,855 in 2025, as reflected in the Summary Compensation Table above. We estimate that the median annual compensation for all LCNB employees, excluding our CEO, was $59,743 for 2025.  Taking this into account, we estimate that Mr. Meilstrup’s annual total compensation was approximately 14.94 times that of the median annual compensation for all employees.

Plan-Based Awards

The following table summarizes for fiscal year 2025 each grant of an award under the Company’s non-equity incentive plan and equity incentive plan to the NEOs.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Equity Incentive Plan Awards			All other stock awards: Number of shares of stock or units	Grant Date Fair Value of Stock Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Eric J. Meilstrup	2/21/25		$150,000	$300,000		9,152	18,304
	2/21/25							5,795	$84,607
Robert C. Haines II	2/21/25		$59,775	$119,550		3,647	7,294
	2/21/25							2,318	$33,843
Andrew Wallace	2/21/25		$20,404	$40,808		1,245	2,490
	2/21/25							781	$11,403
Michael R. Miller	2/21/25		$58,400	$116,800		3,563	7,126
	2/21/25							2,318	$33,843
Bradley A. Ruppert	2/21/25		$54,800	$109,800		3,344	6,687
	2/21/25							2,170	$31,682

(1)	Although the Estimated Future Payouts are provided in the table, the awards were granted in 2025 and are disclosed in the “Summary Compensation Table.”

Outstanding Equity Awards

The following table summarizes, as of the end of fiscal year 2025 for each of the NEOs, information concerning unexercised options and unvested stock and equity incentive plan awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#) (1)	Market Value of Shares or Units of Stock that have not Vested ($) (7)
Eric J. Meilstrup					1,123(2)	$18,406
					2,120(3)	$34,747
	N/A	N/A	N/A	N/A	5,181(4)	$84,917
					4,847(5)	$79,442
					5,795 (6)	$94,980
Robert C. Haines II					508(2)	$8,326
					948(3)	$15,538
	N/A	N/A	N/A	N/A	2,186(4)	$35,829
					2,009(5)	$32,928
					2,318 (6)	$37,992
Andrew Wallace
					700(4)	$11,473
	N/A	N/A	N/A	N/A	675(5)	$11,063
					781(6)	$12,800

Michael R. Miller					508(2)	$8,326
					948(3)	$15,538
	N/A	N/A	N/A	N/A	2,186(4)	$35,829
					2,009(5)	$32,928
					2,318(6)	$37,992
Bradley A. Ruppert					465(2)	$7,621
					873(3)	$14,308
	N/A	N/A	N/A	N/A	2,029(4)	$33,255
					1,874(5)	$30,715
					2,170(6)	$35,566

(1)	Represents the number of restricted share awards that have not vested as of December 31, 2025.
(2)	Represents restricted shares awarded by the Board of Directors on February 23, 2021 pursuant to the equity incentive plan in place at the time.
The restricted shares vest annually in five equal installments beginning on February 23, 2022.
(3)	Represents restricted shares awarded by the Board of Directors on February 22, 2022 pursuant to the equity incentive plan in place at the time.
The restricted shares vest annually in five equal installments beginning on February 22, 2023.
(4)	Represents restricted shares awarded by the Board of Directors on January 23, 2023 pursuant to the equity incentive plan in place at the time.
The restricted shares vest annually in five equal installments beginning on January 23, 2024.
(5)	Represents restricted shares awarded by the Board of Directors on March 4, 2024 pursuant to the equity incentive plan in place at the time.
The restricted shares vest annually in five equal installments beginning on March 4, 2025.
(6)	Represents restricted shares awarded by the Board of Directors on February 21, 2025 pursuant to the equity incentive plan in place at the time.
The restricted shares vest annually in five equal installments beginning on February 21, 2026.
(7)	Represents the value of the unvested restricted stock awards based on the Company’s closing stock price on December 31, 2025 of $16.39.

Option Exercises and Stock Vested

The following table summarizes for fiscal year 2025 all exercises of options and vesting of stock awards for each of the NEOs.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Eric J. Meilstrup	N/A	N/A	6,081	$99,668
Robert C. Haines II	N/A	N/A	2,640	$43,270
Andrew Wallace	N/A	N/A	402	$6,589
Michael R. Miller	N/A	N/A	2,640	$43,270
Bradley A. Ruppert	N/A	N/A	2,426	$39,762

Defined Benefit Plan Disclosure

In 1954, the Bank adopted the LCNB National Bank Employees Pension Plan (the “Pension Plan”) a defined benefit plan. Employees hired on or after January 1, 2009 are not eligible to participate in the Pension Plan, however, some employees that were hired before that date continue to participate in the Pension Plan. Effective February 1, 2009, employees whose age plus vesting service equaled 55 to 64 will receive a monthly retirement benefit equal to 40% of the participant’s average monthly compensation. Employees whose age plus vesting service equaled less than 55 will receive a monthly retirement benefit equal to 30% of the participant’s average monthly compensation. A participant’s average monthly compensation is based on the five consecutive years of a participant’s employment with the Bank that produce the highest monthly average. Benefits are not reduced by Social Security payments or by payments from other sources and are payable in the form of a life annuity (ten years certain).

All employees that are not eligible for the defined benefit plan are eligible to participate in the Company’s enhanced 401(k) plan. Employees receive a 50% employer match on their contributions into their 401(k) plans, up to a maximum LCNB contribution of 3% of each individual employee’s annual compensation.

Certain former highly compensated employees are eligible to participate in a nonqualified defined benefit retirement plan. The nonqualified plan ensures that participants receive the full amount of benefits to which they would have been entitled under the noncontributory defined benefit retirement plan in the absence of limits on benefit levels imposed by certain sections of the Internal Revenue Code.

The following table summarizes, as of the end of fiscal year 2025 for each of the NEOs, information concerning each plan that provides for payments or other benefits at, following, or in connection with retirement.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Eric J. Meilstrup	Defined Benefit Plan	35	869,674	None
Robert C. Haines II	Defined Benefit Plan	30	420,319	None
Andrew Wallace	N/A	N/A	N/A	None
Michael R. Miller	N/A	N/A	N/A	None
Bradley A. Ruppert	Defined Benefit Plan	17	242,296	None

The Defined Benefit Plan’s actuarial assumptions used in 2025 included a discount rate of 5.61%, an expected long-term rate of return for Plan assets of 5.61% and a future compensation rate increase of 3%. The expected long-term rate of return on Plan assets was determined using historic returns on investments, adjusted for expected long-term interest rates.

The Defined Benefit Plan was hard-frozen on March 1, 2025, meaning that benefit increases no longer accrued to covered employees as of that date. The plan was unfrozen during the fourth quarter of 2025 to allow for amendments that enhanced benefits for active employees currently participating in the plan. The plan was then refrozen on November 30, 2025 and LCNB withdrew from the plan by the end of December 2025. Annuity purchases for active employees participating in the plan will occur during the first quarter of 2026, finishing LCNB's involvement in the plan.

The following table summarizes, as of the end of fiscal year 2025, for each of the NEOs, information concerning each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Eric J. Meilstrup	-	None	37,085	None	482,403
Robert C. Haines II	3,525	None	14,997	None	195,453
Andrew Wallace (3)	N/A	None	N/A	None	N/A
Michael R. Miller	-	None	13,970	None	181,726
Bradley A. Ruppert	3,300	None	8,147	None	106,320

(1)	The NEOs contributions are also included in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.
(2)	The portion of the Aggregate Earnings is also included in the Summary Compensation Table under Non-Qualified Deferred Compensation Earnings because the Bank is paying an above market rate on the aggregate balances that the NEOs have deferred. Those amounts of each NEO are: Mr. Meilstrup, $11,466; Mr. Haines, $4,636; Mr. Miller, $4,320; and Mr. Ruppert, $2,281.
(3)	Mr. Wallace was not eligible for the Non-Qualified Deferred Compensation Plan in 2025.

The Bank has a benefit plan which permits NEOs to defer all or a portion of their cash bonus. The deferred compensation balance, which accrues interest at 8% annually, is distributable in cash after retirement or termination of employment either in one lump sum payment or ten equal payments over a period of ten years, in the discretion of the executive officer. Through the Compensation Committee, the LCNB Board of Directors determines the interest rate that will be used to calculate earnings under the plan.

Termination and Change in Control Payments

The Company does not have employment agreements with its NEOs. All NEOs are employees at will and a termination of any of the NEOs as of December 31, 2025 would not have triggered any payment obligations of the Company under their employment arrangements. However, under some of the Company’s other benefit plans, the NEOs would have been entitled to receive payments if a termination or change in control happened on December 31, 2025.

The 2025 Ownership Incentive Plan (the “2025 Plan”) contains a double-trigger change of control clause that accelerates vesting upon a change of control as follows: the period beginning three months prior to the effective date of any change of control of the Company and ending on the first anniversary of such a change of control, one hundred percent of the ownership incentives granted which have been outstanding for at least six months shall vest and be exercisable by the holder in the event that (a) the holder’s status as an employee is involuntarily terminated by the Company for any reason other than cause, or (b) the holder voluntarily terminates his status as an employee as the result of a material reduction in the holder’s duties, title, or compensation from the Company. Thus, if there was a change in control on December 31, 2025 and the NEOs were terminated or experienced material reductions in their duties, all of the ownership incentives held by the NEOs for longer than six months would vest.

Upon such events, the NEOs would have the following amount of restricted shares vest under the 2025 Plan:

NEO	Unvested Shares That Would Vest upon a CIC	Value of these shares as of Dec. 31, 2025
Eric J. Meilstrup	19,066	$312,492
Robert C. Haines II	7,969	$130,912
Andrew Wallace	2,156	$35,337
Michael R. Miller	7,969	$130,912
Bradley A. Ruppert	7,411	$121,466

The Deferred Compensation Plan provides that in the event of any termination of a NEO, or a change in control of the Company, the NEOs affected by the termination or change in control are entitled to receive the entire amount of the deferred compensation in their account as of the next valuation date after such event. The NEO may elect whether to receive the deferred compensation in one lump sum, or in annual payments over ten years. In the event that each of the NEOs experienced a termination event on December 31, 2025, each would be entitled to receive the following amounts under the Deferred Compensation Plan:

Eric J. Meilstrup	$482,403
Robert C. Haines II	$195,453
Andrew Wallace	N/A
Michael R. Miller	$181,726
Bradley A. Ruppert	$106,320

For purposes of the Deferred Compensation Plan, a change in control would be deemed to have occurred if:

•	a person or group obtained control of 50% of the Company’s stock,
•	a person or group acquires 35% of the Company’s stock within a 12 month period,
•	a majority of the members of the Board of Directors are replaced within a 12 month period without the endorsement of a majority of the members of the board, or
•	any person or group acquires assets from the Company worth at least 40% of the fair market value of all of the assets of the Company.

For purposes of the 2025 Plan, a change in control would be deemed to have occurred if:

•	a person or group acquires ownership of the Company’s shares representing more than 50% of total fair market value or total voting power,
•	a majority of the members of the Board of Directors are replaced without their approval, or
•	one person or group acquires assets representing 50% or more of the total gross fair market value of all the assets of the Company.

PAY VERSUS PERFORMANCE

Year	Summary Compensation	Compensation Actually Paid	Average Summary Compensation	Average Compensation Actually Paid	Value of Initial Fixed		Net Income	Return on Average
	Table Total for Principal Executive Officer (PEO)(1)(2)	to PEO(3)	Table Total for Non-PEO NEOs (4)	to Non-PEO NEOs(5)	Total Shareholder Return (“TSR”)	Peer Group Total Shareholder Return (“TSR”)	(000’s)	Assets
2025	$892,855	$770,747	$412,561	$399,045	$111.62	$128.40	$23,120	1.02%
2024	$591,689	$646,895	$343,464	$362,753	$103.00	$118.90	$13,492	0.57%
2023	$821,601	$665,222	$484,667	$392,382	$107.35	$117.64	$12,628	0.63%
2022	$589,146	$612,128	$340,251	$362,399	$122.53	$125.69	$22,128	1.16%
2021	$647,404	$639,429	$368,122	$367,370	$132.92	$129.36	$20,974	1.13%

(1)	Executives included in the Non-PEO averages for 2025 as follows: Mr. Haines, Mr. Wallace, Mr. Miller, and Mr. Ruppert. In 2024, 2023, and 2022 as follows: Mr. Haines, Mr. Miller, Mr. Ruppert, and Mr. Mulligan. In 2021 as follows: Mr. Haines, Mr. Layer, Mr. Miller, and Mr. Ruppert. Mr. Meilstrup is the PEO for all years presented.
(2)	Includes restricted stock awards with the value of $84,607 in 2025, $84,045 in 2024, $154,050 in 2023, $102,000 in 2022 and $94,500 in 2021.

(3)	Adjustments to determine compensation “actually paid” for the PEO included the following:

Adjustments to determine Compensation “Actually Paid” for PEO in US dollars	2025	2024	2023	2022	2021
Change in actuarial present value of the individual’s accumulated benefit under all defined benefit pension plans	190,241	6,476	156,800	4,893	97,736
Value of equity awards (stock awards or options) granted in the year	84,607	84,045	154,050	102,000	94,500
Value “actually received” as it relates to pension benefits	-	-	-	-	-
Service cost (and prior service cost)	24,000	32,000	28,000	36,000	36,000
Equity compensation	-	-	-	-	-
Awards granted in fiscal year (valued at December 31 of the relevant year)	94,980	91,673	136,174	95,382	109,524
Change of unvested awards (valued at December 31 of the relevant year)	16,721	(8,506)	(21,945)	(12,714)	26,843
Change of shares vested during year (valued at the applicable vesting date)	260	6,533	(2,723)	184	3,306
Dividends paid during year	16,778	17,027	14,966	11,023	8,589

(4)

Includes restricted stock awards in 2025 as follows: Mr. Haines, $33,843; Mr. Miller, $33,843; Mr. Ruppert, $31,682; and Mr. Wallace $11,403. In 2024 as follows: Mr. Haines, $34,840; Mr. Miller, $34,840; Mr. Ruppert, $32,500; and Mr. Mulligan, $31,460. In 2023, as follows: Mr. Haines, $65,000; Mr. Miller, $65,000; Mr. Ruppert, $60,320; and Mr. Mulligan, $58,240. In 2022 as follows: Mr. Haines, $45,600; Mr. Miller, $45,600; Mr. Ruppert, $42,000; and Mr. Mulligan, $40,400. In 2021 includes restricted stock awards as follows, Mr. Haines, $42,800; Mr. Layer, $42,800; Mr. Miller, $42,800, and Mr. Ruppert, $39,200.

(5)	Adjustments to determine compensation “actually paid” for the Non-PEO NEOs included the following:

Adjustments to determine Compensation “Actually Paid” for Non-PEO NEO in US dollars	2025	2024	2023	2022	2021
Change in actuarial present value of the individual's accumulated benefit under all defined benefit pension plans	47,347	1,892	98,140	2,558	77,503
Value of equity awards (stock awards or options) granted in the year	27,693	33,410	63,830	44,700	41,900
Value “actually received” as it relates to pension benefits	-	-	-	-	-
Service cost (and prior service cost)	19,000	11,750	18,500	27,250	25,000
Equity compensation	-	-	-	-	-
Awards granted in fiscal year (valued at December 31 of the relevant year)	31,088	36,444	56,418	41,801	48,561
Change of unvested awards (valued at December 31 of the relevant year)	5,644	(3,452)	(9,991)	(6,341)	15,884
Change of shares vested during year (valued at the applicable vesting date)	181	2,983	(1,468)	57	2,256
Dividends paid during year	5,611	6,866	6,527	5,238	4,442

Comparison of Compensation Actually Paid to TSR, Net Income, and Return on Average Assets

Compensation actually paid to the PEO increased by $123,852, or approximately 19%, in 2025. Average compensation actually paid to the remaining non-PEO NEOs increased year-over-year by $36,292, or approximately 10%, in 2025.  TSR increased from $103.00 in 2024 to $111.62 in 2025, or approximately 8%. At the same time, Net Income increased from approximately $13,492,000 in 2024 to approximately $23,120 in 2025, or 71%. Return on Average Assets increased from 0.57% in 2024 to 1.02% in 2025.

Compensation actually paid to the PEO decreased by $27,519, or approximately 4%, in 2024. Average compensation actually paid to the remaining non-PEO NEOs decreased year-over-year by $7,984, or approximately 2.02%, in 2024. TSR decreased from $107.35 in 2023 to $103.00 in 2024, or approximately 4.06%. At the same time, Net Income increased from approximately $12,628,000 in 2023 to approximately $13,492,000 in 2024, or 6.84%. The results were affected by transaction costs associated by the merger of EFBI on April 12, 2024. Without the one-time costs, net income would have been $17,616,000 in 2024, or an increase of 39.5%. Return on Average Assets decreased from 0.63% in 2023 to 0.57% in 2024. Without one-time costs, Return on Average Assets would have been 0.75%.

Compensation actually paid to the PEO increased by $103,231, or approximately 17%, in 2023. Average compensation actually paid to the remaining non-PEO NEOs increased year-over-year by $43,874, or approximately 12.1%, in 2023. TSR decreased from $122.53 in 2022 to $107.35 in 2023, or approximately 12.4%. At the same time, Net Income decreased from approximately $22,128,000 in 2022 to approximately $12,628,000 in 2023, or 42.9%. The results were affected by transaction cost associated by merger of CNNB on November 1, 2023. Without the one-time cost, net income would have been $17,834,000 in 2023, for a decrease of 19.4%. Return on Average Assets decreased from 1.16% in 2022 to 0.63% in 2023. Without one-time costs, Return on Average Assets would have been 0.89%.

Compensation actually paid to the PEO decreased by $27,301, or approximately 4%, in 2022. Average compensation actually paid to the remaining non-PEO NEOs decreased year-over-year by $4,971, or approximately 1%, in 2022. TSR decreased from $132.92 in 2021 to $122.53 in 2022, or approximately 8%. At the same time, Net Income increased from approximately $20,974,000 in 2021 to approximately $22,128,000 in 2022, or 6%. Return on Average Assets increased from 1.13% in 2021 to 1.16% in 2022.

Compensation actually paid to the PEO increased by $99,919, or approximately 18%, in 2021. Average compensation actually paid to the remaining non-PEO NEOs increased year-over-year by $9,716, or approximately 1%, in 2021.  TSR increased from $100 in 2020 to $132.95 in 2021, or approximately 33%. At the same time, Net Income increased from approximately $20,075 in 2020 to approximately $20,974 in 2021, or 4%. Return on Average Assets decreased from 1.18% in 2020 to 1.13% in 2021.

The Board of Directors has determined that the calculation of incentive compensation using metrics that in turn, support Net Income and TSR, creates necessary incentives to reach the Company’s objectives.

TSR, Net Income, and Return on Average Assets are some indicators of LCNB’s overall performance that may impact the value of total compensation; however, other performance measures and factors are considered in setting NEO compensation. Please see the remainder of the Compensation Discussion and Analysis for additional information.

Tabular List of Financial Performance Measures

The following table presents the most important financial performance measures used in linking Compensation Actually Paid to our PEOs and other NEOs for 2025 to the Company performance. The measures in this table are not ranked.

Net Income
Return on Average Assets
Return on Average Equity

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis contained in this Proxy Statement with management of the Company and, based on that review and those discussions, has recommended its inclusion in the Company’s annual report on Form 10-K and in this Proxy Statement.

The Compensation Committee of LCNB National Bank is comprised of the following persons:

Spencer S. Cropper	Takeitha W. Lawson
Anne E. Krehbiel	Mary E. Bradford
Craig M. Johnson	Michael J. Johrendt

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm selected by the Audit Committee for fiscal year 2025 was Plante & Moran, PLLC (“Plante Moran”). A representative of Plante Moran will be present at the Annual Shareholders Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by Plante Moran for professional services rendered for the annual audit of the Company’s annual financial statements, the audit of the internal control over financial reporting and the reviews of the unaudited interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q were $513,520 for fiscal year 2024 and $457,748 for fiscal year 2025.

Audit-Related Fees

The aggregate fees billed by Plante Moran for assurance and related services that are reasonably related to the performance of the audit of the Company’s financial statements and not reported under the paragraph immediately above entitled “Audit Fees” were $2,000 for fiscal year 2024 and $2,500 for fiscal year 2025. Audit-related fees in 2024 and 2025 consisted of accounting consultation and other matters.

Tax Fees

There were no fees billed by Plante Moran for fiscal years 2024 or 2025 for professional services rendered for tax services, including any tax compliance, tax advice, or tax planning.

All Other Fees

There were no other fees of Plante Moran not included in “Audit Fee,” “Audit-Related Fees” or “Tax Fees” for the two most recent fiscal years.

As required by the Sarbanes-Oxley Act of 2002, the Audit Committee is responsible for the approval of all audit and permitted non-audit services performed by the independent public accountants for the Company. The entire Audit Committee determines whether to approve such services and, therefore, no other pre-approval policies or procedures are currently in place. The Audit Committee approved 100% of the audit and permitted non-audit services performed by Plante Moran. The Audit Committee has considered and ultimately determined that the provision of any of the non-audit or other services provided by Plante Moran to the Company is compatible with maintaining Plante Moran’s independence.

INFORMATION ABOUT THE 2026 VIRTUAL ANNUAL MEETING

We will continue to hold the annual meeting virtually via the Internet. Shareholders as of March 2, 2026, the record date, may attend, vote and submit questions virtually at our annual meeting by logging in at www.virtualshareholdermeeting.com/LCNB2026. For registered shareholders, the control number can be found on your proxy card or notice, or email you previously received. If you were a shareholder as of the close of business on the record date and have your control number, you may vote during the annual meeting by following the instructions available on the meeting website during the meeting. If you hold your shares through an intermediary, such as a bank or broker, and you do not receive a proxy card with a control number, please contact your intermediary directly for assistance.

Shareholders as of the record date who attend and participate in our virtual annual meeting will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. Shareholders must have available their control number provided on their proxy card or notice.

If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to vote or submit questions.

If you experience any technical difficulties accessing the annual meeting or during the meeting, please call the toll-free number that will be available on our virtual shareholder login site (at www.virtualshareholdermeeting.com/LCNB2026) for assistance. We will have technicians ready to assist you with any technical difficulties you may have beginning fifteen minutes prior to the start of the annual meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 27, 2026. The proxy statement and annual report to security holders are available at http://www.lcnbcorp.com.

The proxy statement, annual report to security holders and form of proxy are being made publicly available, free of charge, on the aforementioned website, which will remain available through the conclusion of the Annual Meeting of Shareholders to be held on April 27, 2026 at 10:00 AM EDT.

2027 ANNUAL MEETING

In order for any shareholder proposals for the 2027 annual meeting of shareholders to be eligible for inclusion in the Company’s proxy statement relating to that meeting to be presented for shareholder action at that meeting, they must be received by the Secretary of the Company at P.O. Box 59, Lebanon, Ohio 45036, prior to November 12, 2026. Any proposal received after that date will be considered untimely. In order to timely propose nominees for inclusion in the Company’s proxy statement for the 2027 annual meeting, nominees must be submitted by March 13, 2027. Notice of solicitation of proxies in support of nominees other than the Company’s nominees must be provided by February 26, 2027. The form of proxy distributed by the Company with respect to the 2027 annual meeting of shareholders may include discretionary authority to vote on any matter which is presented to the shareholders at the meeting (other than management) if the Company does not receive notice of that matter at the above address prior to January 26, 2027.

OTHER MATTERS

The Board of Directors does not know of any other business to be presented at the meeting and does not intend to bring other matters before the meeting. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company.

By Order of the Board of Directors:

/s/ Eric J. Meilstrup
Eric J. Meilstrup
Chief Executive Officer

REVOCABLE PROXY

LCNB CORP.

☐ PLEASE MARK VOTES

AS IN THIS EXAMPLE

ANNUAL MEETING OF SHAREHOLDERS April 27, 2026	1. Proposal 1. Election of Directors. The nominees for the Class III Directors to serve a three-year term and until their successors are elected and qualified are:	FOR ☐	WITH- HOLD ☐	FOR ALL EXCEPT ☐
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Class III – William H. Kaufman

Class III – Mary E. Bradford

Class III – William (“Rhett”) G. Huddle

Class III – Craig M. Johnson

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

 ________________________________________________________

The undersigned hereby appoints Kenneth Layer and Leroy McKay, and each of them, with full power of substitutions, as proxies to vote, as designated below, for and in the name of the undersigned all shares of stock of LCNB Corp. which the undersigned is entitled to vote at the virtual annual meeting of the shareholders of said Company scheduled to be held at 10:00 a.m. EDT on April 27, 2026, or at any adjournments or recesses thereof.

Please mark X in the appropriate box. The Board of Directors recommends a FOR vote for each of the Directors in Proposal 1 and a FOR vote for Proposal 2 and Proposal 3.

	2. Proposal 2. Advisory vote approving the compensation of our named executive officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	3. Proposal 3. To ratify the appointment of Plante & Moran, PLLC as the independent registered accounting firm for the company.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.         In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of Directors and the ratification of the accountants.

ALL FORMER PROXIES ARE HEREBY REVOKED

Please be sure to sign and date	Date
this Proxy in the box below

Shareholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

LCNB CORP.

P.O. Box 59, Lebanon, Ohio 45036

(Please sign exactly as your name appears hereon. All joint owners should sign. When signing in a fiduciary capacity or as a corporate officer, please give your full title as such)

Please mark, sign, date and mail this proxy in the envelope provided.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

______________________________________________________________

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